Exhibit 10.4.1

SUBLEASE AGREEMENT

     THIS SUBLEASE AGREEMENT (“Sublease Agreement’), effective June 1, 2001 is entered into by and between Corixa Corporation and its affiliates, a Delaware corporation (“Tenant”), having its principal place of business at 1124 Columbia Street, Suite 200, Seattle, Washington 98104, and Genomic Health, Inc., a Delaware corporation having its principal place of business after the Commencement Date at the Sublease Premises (“Subtenant”).

RECITALS

     A. WHEREAS, The predecessor in interest of Tenant and the predecessor in interest of Metropolitan Life Insurance Company, a New York corporation (“Landlord”), have entered into that certain lease dated January 3, 1992, as amended by (i) that certain First Amendment dated January 5, 1993, (ii) that certain Second Amendment dated January 10, 1995, (iii) that certain Third Amendment dated March 24, 1995, (iv) that certain holdover letter agreement dated February 12, 1999, (v) that certain Fifth Amendment dated February 26, 1999 and (vi) that certain Sixth Amendment dated September 29, 2000 (collectively referred to herein as the “Lease”), whereby Landlord leases to Tenant that certain premises in Building 11 of Phase II, with the current street address of 301 Penobscot Drive, Redwood City, CA, (“Premises”).

     B. WHEREAS, Tenant has the right to grant subleases pursuant to Section 15 of the Lease.

     C. WHEREAS, Subtenant desires to sublease from Tenant and Tenant desires to sublease to Subtenant, certain of the Premises on the terms and conditions contained herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant and Subtenant agree as follows:

AGREEMENT

     1. Sublease Premises. Tenant hereby subleases to Subtenant and Subtenant subleases from Tenant on the terms and conditions stated in this Sublease Agreement that portion of the Premises and all fixtures and improvements thereto, depicted on Schedule 1 attached hereto (the “Sublease Premises”) and pursuant to Section 15 of the Lease. Subtenant acknowledges and agrees that the Sublease Premises consists of 19,872 rentable square feet (“RSF”) of space as of the commencement of this Sublease Agreement.

     2. Rent.

          2.1 Subtenant agrees to pay rent to Tenant for the Sublease Premises in the following amounts (“Rent”):

Period	Amount Per Month

Rent Commencement Date – February 28, 2002	$109,296.00 per month
March 1, 2002 – February 28, 2003	$113,667.84 per month
March 1, 2003 – February 29, 2004	$118,238.40 per month
March 1, 2004 – May 30, 2004	$123,007.68 per month

Notwithstanding anything to the contrary set forth in the Lease, the Rent set forth in this Section 2.1 shall be the total monthly amount due to Tenant for rental of the Sublease Premises.

     2.2 All Rent payments shall be (a) payable on the first day of each month during the term of this Sublease Agreement, (b) payable in United States dollars, and (c) sent to Tenant at the address stated above or to such other persons or at such other places as Tenant may designate in writing.

     3. Security Deposit. Upon full execution of this Sublease Agreement, Subtenant shall pay to Tenant the first month’s Rent together with an additional check for the same amount as a security deposit (the “Security Deposit”). Within thirty (30) days following the expiration of the term of this Sublease Agreement, Tenant shall return to Subtenant the Security Deposit, net of (a) any Tenant expenses required to return the Sublease Premises to its “as-is” condition at the time of Subtenant’s initial occupation of the Sublease Premises, reasonable wear and tear excepted, and (b) any other outstanding payments owed by Subtenant to Tenant hereunder.

     4. Term.

          4.1 The term of this Sublease Agreement shall commence on May 15, 2001 “Commencement Date” and end on May 30, 2004 (the “Term”), unless sooner terminated pursuant to any provision hereof and Subtenant’s obligations to pay any Rent hereunder shall commence on June 15, 2001 the (“Rent Commencement Date”). Notwithstanding the foregoing, this Sublease Agreement shall have no force and effect prior to the written consent to this Sublease Agreement.

          4.2 Option to Extend.

               (a) Tenant hereby grants Subtenant a single option to extend the Term through February 28, 2006 (the “Option Term”) as to the Sublease Premises as it may then exist, upon and subject to the terms and conditions of this Section 4.2 (the “Option to Extend”), and provided that at the time of exercise of such right there has been no material adverse change in Subtenant’s financial position from such position as of the date of execution of the Sublease Agreement, as certified by Subtenant’s independent certified public accountants and by Subtenant’s certified financial statements, copies of which shall be delivered to Tenant with Subtenant’s written notice exercising its right hereunder.

               (b) Subtenant’s election (the “Election Notice”) to exercise the Option to Extend must be given to Tenant in writing no later than six (6) months before the expiration of the Term. If Subtenant either fails or elects not to exercise its Option to Extend by not giving its Election Notice, then the Option to Extend shall be null and void.

               (c) The Option Term shall commence immediately after the expiration of the Term. Subtenant’s leasing of the Premises during the Option Term shall be upon and subject to the same terms and conditions contained in the Sublease Agreement except there shall be no further option or right to extend the Term of the Sublease Agreement and the Rent shall be as follows:

Period	Amount Per Month

June 1, 2004 – February 28, 2005	$123,007.68 per month
March 1, 2005 – February 28, 2006	$127,776.96 per month

If Subtenant timely and properly exercises the Option to Extend, references in the Sublease Agreement to the Term shall be deemed to mean the then-current Term as extended by the Option Term unless the context clearly requires otherwise.

               (d) This Option to Extend is personal to Genomic Health, Inc. and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity.

               (e) Upon the occurrence of any of the following events, Tenant shall have the option, exercisable at any time prior to commencement of the Option Term, to terminate all of the provisions of this Section with respect to the Option to Extend, with the effect of canceling and voiding any prior or subsequent exercise so this Option to Extend is of no force or effect:

               (i) Subtenant’s failure to timely exercise the Option to Extend in accordance with the provisions of this Section.

               (ii) The existence at the time Subtenant exercises the Option to Extend or at the commencement of the Option Term of any default on the part of Subtenant under the Sublease Agreement.

               (iii) Subtenant’s third default under the Sublease Agreement prior to the commencement of the option Term, notwithstanding that all such defaults may subsequently be cured. In the event of Tenant’s termination of the Option to Extend pursuant to this subsection subsequent to Subtenant’s exercise of the Option to Extend, Subtenant shall reimburse Tenant for all reasonable costs and expenses Tenant incurs in connection with Subtenant’s exercise of the Option to Extend.

               (f) Without limiting the generality of any provision of the Sublease Agreement, time shall be of the essence with respect to all of the provisions of this Section.

     5. Use.

          5.1 The Sublease Premises shall be used and occupied as offices and laboratory space for Subtenant’s business, which is defined as light manufacturing, laboratory research, development and diagnostics, general administration and storage.

          5.2 Subtenant’s occupation of the Sublease Premises and all of the terms and conditions of this Sublease Agreement shall be subject to all terms and conditions of the Lease.

     6. Parking. Subtenant shall have the right to use, on a non-exclusive basis, the parking spaces attributed to the Premises, prorated not to exceed eighty percent (80%) of such parking spaces, provided in the event that Subtenant and Tenant mutually agree in writing to increase the square footage of the Sublease Premises, Subtenant’s number of allotted parking spaces shall be increased prorata with such increase in the Sublease Premises.

     7. Services.

          7.1 Subtenant shall be responsible for obtaining general building HVAC, electrical, janitorial and all other services. Payment for all such services shall be made directly by Subtenant to the service providers.

          7.2 Subtenant will provide, at its own cost of installation, maintenance and subsequent removal, telephone systems, computer networks and any special modifications to the building security system. No such modifications may be made without the prior written approval of Tenant, which approval shall not be unreasonably withheld, conditioned, or delayed however any such approval shall be subject to all applicable terms and conditions of the Lease.

     8. Signage. Subtenant signage is expressly limited to reasonably sized signage, affixed to the inside of Subtenant’s entry door or window area.

     9. Condition of and Improvement to Premises.

          9.1 Tenant shall deliver the Sublease Premises clean and free of debris. Tenant warrants that to Tenant’s knowledge the improvements on the Sublease Premises comply with all applicable covenants and restrictions of record and applicable building codes, regulations and ordinances (“Applicable Requirements”) in effect on the Commencement Date and Tenant warrants that the Subleased Premises is free and clear of all liens and encumbrances attributable to Tenant. Said warranty does not apply to the use to which Subtenant will put the Sublease Premises or to any alterations or utility installations made or to be made by Subtenant.

          9.2 Except for the warranties expressly set forth in this Sublease Agreement, Subtenant shall accept the Sublease Premises “As-Is,” per the floor plan attached as Schedule 1; provided, however, that Tenant hereby acknowledges and agrees that all existing services and systems, as set forth on Schedule 2, are in good working condition as of the date of Subtenant’s occupancy and Tenant warrants that existing plumbing, fire sprinkler systems, lighting, air conditioning and heating systems are in good operating condition on the Commencement Date. Subtenant acknowledges that, at Subtenant’s expense, Subtenant has hired any consultants and made such inquiries as Subtenant deemed desirable prior to Sublease Agreement execution and Subtenant has determined that the Sublease Premises is suitable for its intended use. Tenant acknowledges and agrees that all lab benches and vented fume hoods shall remain in place as part of the Subleased Premises.

          9.3 If Subtenant, at any time during the term of the Sublease, desires to make any alterations or improvements to the Sublease Premises, or any part or parts thereof, the same shall require Tenant’s prior written approval to the extent Tenant is required to seek approval of the Landlord pursuant to the Lease and shall be constructed by a licensed contractor without cost or expense to Tenant, in accordance with the requirements of all laws, ordinances, codes, orders, rules and regulations of all governmental authorities having jurisdiction over the Sublease Premises, or as otherwise required by the Landlord pursuant to the Lease. Any additions or improvements to the Sublease Premises, except Subtenant’s removable trade fixtures (as defined in the Lease), furniture, shelving and equipment, shall become part of the Sublease Premises upon termination of the Sublease Agreement and be surrendered to Tenant. Subtenant shall have no obligation when the Sublease Agreement expires to restore the Sublease Premises to its original condition as existing on the date of initial occupancy by Subtenant, unless Tenant or Subtenant are so required by the Landlord under the Lease.

          9.4 Subtenant shall be obligated to maintain the Sublease Premises and all equipment and utility services in good condition and repair, reasonable wear and tear excepted, and to surrender the same to Tenant in such condition and broom-clean upon the expiration or termination of this Sublease Agreement.

     10. Hazardous Material Indemnification.

          10.1 Subtenant shall indemnify, defend and hold Tenant harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses, including but not limited to attorney’s fees, that arise during or after the Sublease Agreement term from or in connection with any handling, transportation, storage, treatment, generation, manufacture, discharge disposal or use of Hazardous Materials (as such term is defined in the Lease) that has occurred on the Sublease Premises by Subtenant, its employees, agents, contractors, licensees, invitees, or any other persons or entity during the term of the Sublease Agreement that has not been in compliance with (i) any law regulating the Hazardous Materials and (ii) the Lease. Subtenant will provide Tenant and Landlord with the initial listing (attached hereto as Schedule 2) of quantities, class and inventory of any Hazardous Materials that they will store at the Sublease Premises (the “Inventory”). Tenant and Landlord will require an updated version of this Inventory every six (6) months during the term of this Sublease Agreement to assure compliance with (i) local state and federal codes and requirements and (ii) the Lease. Within thirty (30) days of receipt of such updated Inventory, Tenant and Landlord shall provide written notice to Subtenant of any new items on such updated Inventory to which Tenant or Landlord object to inclusion of such items on the Inventory. Failure to provide such written notice of objection shall conclusively be deemed approval thereof. Notwithstanding any other provisions of this Sublease or the Lease, Tenant and Landlord, by its consent to this Sublease, hereby authorize the storage and use of those items on the Inventory, as updated, throughout the Term of this Sublease. Subtenant’s obligations under this provision shall survive the expiration or early termination of the Sublease Agreement.

          10.2 Tenant shall indemnify, defend and hold Subtenant harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses, including but not limited to attorney’s fees, that arise during or after the Sublease Agreement term from or in connection with any handling, transportation, storage, treatment, generation, manufacture, discharge disposal or use of Hazardous Materials that has occurred on the Sublease Premises by Tenant, its employees, agents, contractors, licensees, invitees, or any other persons or entity prior to the Commencement Date.

     11. Maintenance of Lease. Tenant agrees to comply with or perform Tenant’s obligations under the Lease and to hold Subtenant free and harmless from all liability, judgments, costs, damages, claims or demands arising out of Tenant’s failure to so comply with or perform Tenant’s obligations.

     12. Attornment of Subtenant to Landlord in Event of Default.

          12.1 Tenant hereby authorizes and directs Subtenant, upon receipt of any written notice from the Landlord stating that a default exists in the performance of Tenant’s obligations under the Lease which notice also demands that Subtenant pay to Landlord the Rent due and/or to become due under this Sublease Agreement, to pay to Landlord the Rent due and to become due under this Sublease Agreement. Tenant agrees that Subtenant shall have the right to rely upon any such statement and request from Landlord, and that Subtenant shall pay such rent to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice or claim from Tenant to the contrary, Tenant shall have no right or claim against Subtenant for any such Rent so paid to Landlord.

          12.2 No material changes or modifications shall be made to this Sublease without the consent of the Landlord.

     13. Right to Assign or Sublease the Sublease Premises. Subtenant shall be required to obtain the prior written approval of Tenant for any subletting or assignment of Sublease Premises or Sublease Agreement, respectively, which approval shall not be unreasonably withheld; provided that any such approval shall be subject to further approvals as may be required by the Lease. Tenant further agrees that, should Subtenant locate a potential new subtenant (“Replacement Subtenant”), which Replacement Subtenant is financially equivalent to or better than Subtenant and is willing to enter into a new Sublease with Tenant on terms reasonably satisfactory to Tenant (for which purposes the same terms of this Sublease shall be deemed satisfactory), Tenant shall enter into such a Sublease with Replacement Subtenant.

     14. Real Estate Leasing Commissions. Tenant and Subtenant acknowledge that Tenant shall pay the subleasing commission of six percent (6%) of the first month’s Rent due hereunder to Cornish & Carey Commercial Real Estate upon full execution of this Sublease Agreement.

     15. Termination.

          15.1 This Sublease Agreement shall be terminable by Tenant in the event Subtenant committed an Event of Default. Subtenant shall have committed an “Event of Default” if:

               (a) Subtenant has not paid the monthly rent so due for a period of thirty (30) days; or

               (b) Subtenant has materially breached an obligation of Subtenant under this Sublease Agreement, which breach has continued for a period of thirty (30) days after written notice thereof by Tenant to Subtenant; provided, however, that if the nature of Subtenant’s breach is such that more than thirty (30) days are reasonably required for its cure, then Subtenant shall not bee deemed to have committed an Event of Default if Subtenant commences such cure within such thirty (30) day period and thereafter diligently prosecutes such cure to its completion.;

          15.2 This Sublease Agreement may be terminated by Subtenant in the event that Tenant has failed to provide the Sublease Premises set forth on Schedule 1 for an uncured period of more than thirty (30) days.

     16. Lease as Governing Document. This Sublease Agreement is subject to all terms and conditions of the Lease, a copy of which is attached hereto as Schedule 3.

     17. General. This Sublease Agreement, together with all Schedules attached hereto, represents the entire agreement between the parties with respect to the matters covered herein and may not be amended, except in a writing duly executed by both parties. This Sublease Agreement shall be governed by, administered under and construed in accordance with the laws of the state of Washington without giving effect to its or any other jurisdiction’s principles of conflicts of laws.

     IN WITNESS WHEREOF, the undersigned parties have caused this Sublease Agreement to be executed and delivered by the respective, duly authorized representatives thereon as of the date first above written.

TENANT:		SUBTENANT:

CORIXA CORPORATION		GENOMIC HEALTH, INC.

By:	/s/ Michelle Burris	By:	/s/ Randy Scott

Name:	Michelle Burris	Name:	Randy Scott

Title:	SVP, CFO	Title:	Chairman & C.E.O.